CONTACT:

Bell Industries, Inc.
Russell A. Doll/Mitchell I. Rosen
310-563-2355
PondelWilkinson Inc.
Roger S. Pondel/Angie H. Yang
310-279-5980

BELL INDUSTRIES REPORTS 2005 SECOND QUARTER RESULTS

— Company Records Higher Net Income on Lower Revenues —

El Segundo, California – August 5, 2005 – Bell Industries, Inc. (AMEX:BI) today reported improved net income on lower revenues for the three and six months ended June 30, 2005.

For the 2005 second quarter, net income rose 15 percent to $948,000, equal to $0.11 per diluted share, from $827,000, or $0.10 per diluted share, a year ago. Consolidated net revenues for the quarter amounted to $37.4 million, compared with $43.8 million last year.

Net income for the year-to-date period more than doubled to $271,000, or $0.03 per diluted share, from $128,000, or $0.02 per diluted share, for the first half of 2004. Consolidated net revenues totaled $66.0 million for the current six-month period, down from $78.2 million a year earlier.

“We are encouraged that our efforts to focus on higher margin business while managing operating costs resulted in improved profitability for the company, despite lower revenues,” said Russell A. Doll, acting president and chief executive officer.

For the 2005 second quarter, Bell’s largest operating unit, the Tech.logix Group (BTL), experienced a reduction in product sales, posting revenues of $21.4 million, down from $27.0 million in the year-ago second quarter. While services revenues were slightly lower than the prior-year period, product revenues declined by $5.6 million, principally reflecting one significant product deployment in the prior-year period that was not repeated this quarter. Additionally, product sales continue to experience significant market pressure due to direct sales models, intense price competition and extended technology purchasing cycles. Despite lower overall revenues at BTL, operating income for the division increased more than four-fold to $307,000 for the second quarter of 2005 from $75,000 a year earlier.

“BTL’s profitability was improved from the prior year as a result of an increase in reverse logistics and depot repair business and stronger margins from our education account base,” Doll said. “As one of only a few companies designated as a Microsoft Education Large Account Reseller, BTL continues to experience strength in the academic sector.”

Most recently, BTL was awarded the renewal of the Maryland Education Enterprise Consortium (MEEC) Microsoft License contract for three years, plus two one-year option terms, extending through July 31, 2010. The MEEC consortium was formed by the State of Maryland to facilitate licensing on a more cost effective basis for all academic institutions statewide, including public library systems, public museums and teaching hospitals. Based on an anticipated full-time faculty and staff count of 200,000, the company said the value of the contract is estimated at approximately $5 million per year. BTL has provided services to MEEC under a Microsoft Enterprise License since 1999.

Doll said that following the recent announcement by BTL’s largest customer, Phillip Morris USA, that it will be transitioning certain outsourcing services and product sales to another vendor, Bell intends to aggressively realign its cost structure in response to this development, while continuing its focus on depot repair, reverse logistics and wireless support services. He said details have not yet been communicated to the company, but the transition is expected to begin on or before the contract termination date of April 2006.

Revenues of Bell’s Recreational Products Group (RPG) in the second quarter were impacted by Midwest weather that resulted in a delay to the start of the spring selling season. For the most recent second quarter, RPG posted revenues of $13.9 million, compared with $14.7 million a year ago. Operating income totaled $834,000 for the 2005 second quarter, compared with $1.0 million in the same quarter last year.

J.W. Miller, Bell’s electronic components operation, recorded a 10 percent increase in operating income during the most recent second quarter to $510,000 from $464,000 a year ago, on approximately the same revenues for both periods, $2.1 million. Although revenues were consistent within both periods, increased sales of custom products and better vendor pricing resulted in a higher overall gross margin during the 2005 period.

Bell continues to maintain a strong balance sheet with no bank debt. At June 30, 2005, cash and cash equivalents totaled $8.6 million, and net working capital amounted to $19.3 million, compared with $8.0 million and $18.7 million, respectively, at June 30, 2004. Shareholders’ equity totaled $21.1 million, or $2.50 per share, at June 30, 2005.

Bell’s primary business, the Tech.logix Group, offers a comprehensive portfolio of technology products and managed lifecycle services, including planning, product sourcing, deployment and disposal, and support services. Support services include help desk support, desk side support, technical maintenance services, and reverse logistics and depot services. Bell also distributes after-market parts and accessories to the recreational vehicle market and manufactures and sells standard and custom magnetic components used in electronic applications for computer, medical, lighting and telecommunication equipment.

Certain matters discussed in this news release are forward looking statements that involve risks and uncertainties that could cause actual results to differ materially from current trends. These include, but are not limited to, the impact of the announced Philip Morris USA engagement transition and anticipated realignment of the company’s cost structure, continued growth in the academic sector, potential opportunities resulting from new engagements and strengthened business development activities by BTL, and other factors described in the company’s public filings from time to time.

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Bell Industries, Inc.
Consolidated Operating Results
(In thousands, except per share data)
(Unaudited)

	Three months ended		Six months ended
	June 30		June 30
	2005	2004	2005	2004
Net revenues
Product	$29,896	$36,250	$51,380	$62,345
Services	7,462	7,568	14,666	15,901

	37,358	43,818	66,046	78,246

Costs and expenses
Cost of products sold	23,374	29,973	40,248	51,388
Cost of services provided	5,835	6,000	11,847	12,732
Selling and administrative	7,207	7,012	13,723	14,022
Interest, net	(36)	(38)	(88)	(68)

	36,380	42,947	65,730	78,074

Income before income taxes	978	871	316	172
Income tax expense	30	44	45	44

Net income	$948	$827	$271	$128

Basic and diluted share data
Net income
Basic	$.11	$.10	$.03	$.02

Diluted	$.11	$.10	$.03	$.02

Weighted average common stock
Basic	8,460	8,375	8,457	8,373

Diluted	8,493	8,475	8,513	8,467

OPERATING RESULTS BY BUSINESS SEGMENT
Net revenues
Technology Solutions
Products	$13,895	$19,459	$22,123	$31,901
Services	7,462	7,568	14,666	15,901

	21,357	27,027	36,789	47,802
Recreational Products	13,920	14,651	25,311	26,171
Electronic Components	2,081	2,140	3,946	4,273

	$37,358	$43,818	$66,046	$78,246

Operating income (loss)
Technology Solutions	$307	$75	$(460)	$(488)
Recreational Products	834	1,002	1,052	1,108
Electronic Components	510	464	935	902
Corporate Costs	(709)	(708)	(1,299)	(1,418)

	942	833	228	104
Interest, net	36	38	88	68
Income tax expense	(30)	(44)	(45)	(44)

Net income	$948	$827	$271	$128

Bell Industries, Inc.
Consolidated Condensed Balance Sheet
(In thousands)
(Unaudited)

	June 30,	December 31,
	2005	2004
ASSETS
Current assets
Cash and cash equivalents	$8,642	$10,801
Accounts receivable, net	19,254	11,455
Inventories	10,920	14,364
Prepaid expenses and other	2,247	1,813

Total current assets	41,063	38,433

Fixed assets, net	3,314	3,139
Other assets	3,438	3,617

	$47,815	$45,189

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities
Accounts payable	$13,949	$11,170
Accrued payroll and liabilities	7,794	8,178

Total current liabilities	21,743	19,348

Long-term liabilities	4,930	5,025
Shareholders’ equity	21,142	20,816

	$47,815	$45,189